Exhibit 10.2

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

NOTICE OF PERFORMANCE STOCK UNIT AWARD

FINANCIAL ENGINES, INC. (the “Company”) has granted you the following Performance Stock Unit (“PSU”) award under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) and the 2013-2017 Long-Term Incentive Program (“LTIP”).

Name of Participant:

Target Number of PSUs Granted:

Number of PSUs that may be Earned for Varying Performance:	Below Threshold Performance: zero Threshold Performance: 60% of Target Number of PSUs Target: 100% of Target Number of PSUs Maximum: 140% of Target Number of PSUs

Performance Goals	The Performance Goals are attached as Exhibit A hereto.

Date of Grant:	March 8, 2013

Performance Cycle:	60% of PSUs: January 1, 2013 – December 31, 2015 40% of PSUs: January 1, 2013 – December 31, 2017

Vesting Schedule:	Subject to approval by the Company’s stockholders of the amendment and restatement of the Plan effective February 14, 2013, PSUs earned based on achievement of the performance goals for a performance cycle will vest on January 1 following the end of the performance cycle, subject to continued Service as an Employee through such date, except as otherwise provided in connection with a Change in Control or in the LTIP.

Conditional Grant:	This Award is made subject to approval by the Company’s stockholders of the amendment and restatement of the Plan effective February 14, 2013, at the annual meeting of stockholders in 2013. If the amendment and restatement of the Plan is not so approved by the Company’s stockholders, this Award shall be void and of no effect.

By your acceptance and the signature of the Company’s representative below, you and the Company agree that these PSUs are granted under and governed by the terms and conditions of the LTIP and the PSU Agreement (the “Agreement”), each of which is attached to and made a part of this document, and the Plan.

By accepting this notice and agreement you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

FINANCIAL ENGINES, INC.	PARTICIPANT

By [print name]:	By [print name]:
Title:	Title:

FINANCIAL ENGINES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

PSU AWARD AGREEMENT

Payment for PSUs	No cash payment is required for the PSUs you receive. You are receiving the PSUs in consideration for Services rendered by you.

Conditional Grant	This Award is made subject to approval by the Company’s stockholders of the amendment and restatement of the Plan effective February 14, 2013, at the annual meeting of stockholders in 2013. If the amendment and restatement of the Plan is not so approved by the Company’s stockholders, this Award shall be void and of no effect.

Vesting

The earned PSUs will vest as described in the Notice of PSU Award.

However, in the event of a Change in Control prior to the completion of a performance cycle, the PSUs allocated to that performance cycle will become vested to the extent provided in the LTIP.

No additional PSUs vest after your Service as an Employee has terminated for any reason.

Forfeiture	If your Service terminates for any reason, then your Award expires immediately as to the number of PSUs that have not vested before the termination date and do not vest as a result of termination. This means that the unvested PSUs will immediately be cancelled. You receive no payment for PSUs that are forfeited.

The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence	For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Nature of PSUs	Your PSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company. The Committee in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan.

No Voting Rights or Dividends	Your PSUs carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your PSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

Acceptance of Award	This Award Agreement is one of the documents governing this PSU Award, which you may accept or reject online through the third party maintaining the Company’s stock award website. If you have not rejected this Award by the time of the first vesting event, you will be deemed to have accepted this Award, and the Shares vested pursuant to the Award will be issued and taxed accordingly.

Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any PSUs. For instance, you may not use your PSUs as security for a loan. If you attempt to do any of these things, your PSUs will immediately become invalid.

Settlement of PSUs

No later than March 15 following the completion of each performance cycle, the Committee will determine and certify in writing the extent to which the performance goals have been met for that cycle, and the number of Shares subject to the Award that have been earned in respect of that cycle. The Committee may exercise discretion to reduce the number of Shares deemed earned in its assessment of performance in relation to performance goals, or in light of other considerations the Committee deems relevant, provided that such discretion shall not be exercised in a purely subjective manner, and which may include, by way of examples only, your failure to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Insider Trading and Communications Policy, or the Confidential Information and Inventions Assignment Agreement between you and the Company, material restatement of any financial results based upon your willful misconduct or gross negligence (as determined by the Committee), or other irregular circumstances.

The earned PSUs will vest on January 1 following the end of the performance cycle, subject to your continued employment through that date as described below. As soon as administratively practicable following the Committee’s determination and certification, but in no event later than March 15 following the end of the performance cycle, the Company will settle the earned Award, to the extent vested.

However, in the event of a Change in Control prior to the completion of a performance cycle, the PSUs allocated to that performance cycle will become vested and settled to the extent and in the manner provided in the LTIP.

At the time of settlement, you will receive one Share for each earned and vested PSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be retained for inclusion in the next vesting event, canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.

In the event of death, subject to receipt of proof of such person’s status to the Company’s satisfaction, the vested portion of the Award shall be delivered to the executor or administrator of your estate or, if none, by the person(s) entitled to receive the vested Award under your will or the laws of descent or distribution.

In no event will the PSUs be settled later than 2-1/2 months after the end of the calendar year in which the PSUs are earned (or if later, 2-1/2 months after the end of the taxable year of the Company in which the PSUs are earned).

Withholding Taxes and Stock Withholding	Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant and vesting of the Award, the issuance of Shares upon settlement of the Award, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends or other distributions, if any; and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

No Shares will be distributed to you unless you have made arrangements acceptable to the Company to pay withholding taxes that may be due as a result of this Award or the settlement of the PSUs. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (b) having the Company withhold
Shares that otherwise would be distributed to you when the PSUs are settled having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (c) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.
You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the
Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of PSUs covered by this Award shall be adjusted pursuant to the Plan.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of Santa Clara, California, or the federal courts for United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Section 409A	To the fullest extent applicable, benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code. To the extent that any such benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all benefits hereunder comply with Section 409A of the Code.

Recoupment	Notwithstanding any other provision herein, any recoupment or “clawback” policies adopted by the
Committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or
other applicable law shall apply to this Award and any Shares that may be issued pursuant hereto to the extent the Committee provides at the time the policy is adopted

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan and the LTIP constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY ACCEPTING THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.

[Exhibit A – Performance goals as established by Committee]

FINANCIAL ENGINES, INC.

2013-2017 LONG-TERM INCENTIVE PROGRAM

On February 14, 2013, the Board of Directors of Financial Engines, Inc. (the “Corporation”), upon recommendation of the Compensation Committee (the “Committee”), adopted this 2013-2017 Long-Term Incentive Program (the “LTIP”) under the Corporation’s 2009 Stock Incentive Plan as amended and restated by the Board of Directors on February 14, 2013 (the “Stock Incentive Plan”). Capitalized terms used but not defined herein shall have the meaning as set forth in the Stock Incentive Plan.

Under the LTIP, the Committee may grant performance stock unit awards to the Corporation’s executives and certain other officers and employees based on performance objectives and goals pre-established by the Committee. The performance stock units are intended to satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

The grant of the performance stock unit awards will be made by the Committee subject to stockholder approval of the amendment and restatement of the Stock Incentive Plan at the annual meeting of stockholders in May, 2013. The Committee may make pro rata grants to newly-eligible participants after the initial grants are made, subject to the pre-established performance objectives and goals set forth herein, and subject to compliance with Section 162(m) of the Code in respect of any participant who is a “covered employee” within the meaning of Section 162(m).

The LTIP advances the Corporation’s commitment to performance-based compensation practices by providing participants an opportunity to earn equity-based awards upon the achievement of certain pre-established long-term performance objectives. The LTIP is also designed to drive consistent growth of the Corporation over multiple-year performance periods.

Award Agreements. The awards of performance stock units will be made pursuant to award agreements with each recipient, subject to the terms of the Stock Incentive Plan and this LTIP, substantially in the form of Exhibit A attached hereto.

Target Awards. Each performance stock unit award will entitle the recipient to earn a specified number of shares of common stock of the Corporation based upon the achievement of specified corporate goals over a performance period.

The number of shares subject to each performance stock unit award will be determined by establishing a “target” award which is equal to (i) a monetary amount for each recipient, divided by (ii) the average per share official closing price of the common stock on the NASDAQ Global Market for the nine consecutive trading days ending on the date that is four trading days prior to the date of grant, subject to rounding up or down to the nearest 100 shares using standard rounding conventions.

The participants and the means to be used to determine the target award will be as specified by the Committee.

The maximum number of shares that may be earned under the performance stock unit award if performance is achieved at the maximum levels will be equal to 140% of the target award.

Performance Criteria. The awards will be earned subject to achievement of corporate performance goals. The performance goals will be based in part upon the Corporation’s market adjusted management fee run rate, as defined below (“Market Adjusted MFRR”) and in part upon the Corporation’s adjusted earnings before interest, taxes, depreciation and amortization margin, as defined below (“Adjusted EBITDA Margin”).

Performance Cycles. The LTIP has two performance cycles. The three-year cycle begins on January 1, 2013 and ends on December 31, 2015, and the five-year cycle begins on January 1, 2013 and ends on December 31, 2017. Sixty percent (60%) of the award will be subject to performance during the three-year cycle, and forty percent (40%) of the award will be subject to performance during the five-year cycle.

Performance Goals. Corporate performance will be measured by comparing the Corporation’s Market Adjusted MFRR at the end of the performance cycle to a target end-of-performance cycle Market Adjusted MFRR set by the Committee, and by comparing the Corporation’s Adjusted EBITDA Margin at the end of the performance cycle to a target end-of-performance cycle Adjusted EBITDA Margin set by the Committee. For purposes of determining the percentage of an award that has been earned for each performance cycle, the Corporation’s achievement of the Market Adjusted MFRR goals will be assigned a weighting of 67% and its achievement of the Adjusted EBITDA Margin goals will be assigned a weighting of 33%. Each performance goal shall be calculated and considered independently, such that it will be possible to receive a payout based upon only one metric. The metric for Market Adjusted MFRR shall be set assuming a flat market, while the metric for Adjusted EBITDA Margin shall be set assuming a growing market.

Earned Award. The number of shares subject to a performance stock unit award that may be earned for each cycle (as a percentage of the target award) is based on the weighted average of the percentages of each performance target achieved for that performance cycle, subject to the terms of the LTIP and the award agreement, as follows:

2013-2015 Performance Cycle (60% of Award)

[Goals as established by Committee.]

2013-2017 Performance Cycle (40% of Award)

[Goals as established by Committee]

Definitions:

Market Adjusted MFRR is defined as annualized fees which would be generated from managed or advised assets or from financial planning services over the following twelve months, including those generated from enrollees into the professional management program, but excluding platform fees, set up fees and consulting fees. The Market Adjusted MFRR as of December 31, 2015 and December 31, 2017 will be compared to the goals of $[Goals as established by Committee] million and $[Goals as established by Committee] million for 2015 and 2017, respectively, to determine achievement for the LTIP. The actual annualized fees will be market adjusted (to eliminate the impact of market gain or loss) using the following three total return indices, or their successor indices:

•	S&P 500 Total Return Index for domestic equities (Bloomberg ticker SPXT, Bloomberg id # BBG000XPCGQ0)

•

MSCI EAFE Index total return for international equities (Bloomberg ticker MXEA, Bloomberg id # BBG000RKBV77. For the total return version, use the “MSCI Daily TR Net EAFE USD index” – Bloomberg ticker NDDUEAFE, Bloomberg id # BBG002SF2P76)

•	Barclays US Aggregate Total Return Value unhedged USD index for bonds (Bloomberg ticker LBUSTRUU, Bloomberg id # BBG002F06467)

by comparing each index to the level of such index as of December 31, 2012. This adjustment shall be applied to the corresponding proportion of the aggregate portfolio composition represented by domestic equities, international equities or bonds, respectively, on each such adjustment date. For accounting purposes, this adjustment shall be made quarterly.

Adjusted EBITDA Margin is defined as net income before interest, taxes, depreciation, amortization (internal use software, direct response advertising, and commissions), and stock compensation expense for the applicable fiscal year, divided by revenue for such fiscal year. The

Adjusted EBITDA margin as of December 31, 2015 and December 31, 2017 will be compared to the goals of [Goals as established by Committee] % and [Goals as established by Committee] % for 2015 and 2017, respectively, to determine achievement for the LTIP.

Adjustments. The Committee shall appropriately adjust the method of evaluating performance against the Market Adjusted MFRR and Adjusted EBITDA Margin targets for a performance cycle as permitted under the Stock Incentive Plan for awards intended to satisfy the requirements for “performance-based compensation” under Section 162(m). Pursuant to Section 18 of the Stock Incentive Plan, the Committee hereby specifies that it will not adjust the method of evaluating performance to exclude the effects of acquisitions or joint ventures.

Vesting and Settlement of Awards. No later than the next March 15 following the completion of each performance cycle, the Committee shall determine and certify in writing, for each performance stock unit award, the extent to which the performance goals have been met for that cycle, and the number of shares subject to each award that have been earned in respect of that cycle. The Committee may exercise discretion to reduce the amount of performance stock units deemed earned in its assessment of performance in relation to performance goals, or in light of other considerations the Committee deems relevant. Further, the Committee may in its discretion increase the amount of performance stock units deemed earned if the participant would not be covered by Section 162(m) of the Code. The Committee may not in any event increase the amount of an award payable under an award upon the attainment of the pre-established performance goals to a recipient who is a “covered employee” within the meaning of Section 162(m) of the Code.

The earned performance stock units will vest on January 1 following the end of the performance cycle, subject to the participant’s continued employment through such date as described below. As soon as administratively practicable following the Committee’s determination and certification, but in no event later than the next March 15 following the end of the performance cycle, the Corporation will settle the earned awards, to the extent vested, by issuing one share of common stock for each vested performance stock unit, subject to applicable tax withholding. Shares subject to a performance cycle that do not become both earned and vested shall automatically be forfeited and no consideration will be paid therefor, and such shared shall be returned to the Stock Incentive Plan.

Vesting and Forfeiture. Recipients of the performance stock units must generally remain continuously employed by the Corporation through the date on which the award has become vested. Except as otherwise provided in this LTIP and the applicable award agreement, upon termination of employment for any reason, the recipient will forfeit all shares subject to the performance stock unit award that have not become vested.

Change in Control. In the event of a Change in Control as defined in the Stock Incentive Plan (“CIC”) prior to the completion of a performance cycle, the performance stock units allocated to that performance cycle will become earned as follows:

(a)	For purposes of the CIC calculations, performance will be calculated using the most recent single year-end figures for the year immediately preceding the CIC. For purposes of this CIC provision only, the yearly performance metric targets (“CIC Targets”) and the corresponding thresholds (“CIC Thresholds”) are as follows: [Goals as established by Committee]

(b)	If the Committee determines that the performance goals have been met at or above the CIC Threshold as of the last day of the fiscal year preceding the CIC, the performance stock units will be earned at the applicable performance level (as shown in the table for the applicable performance cycle, but substituting the CIC Target metric for the performance cycle target metric) on a pro rata basis in proportion to the number of days completed prior to the CIC as compared to the number of days in each remaining performance cycle (2013-2015 and 2013-2017).

For example, upon a CIC on March 1, 2015, the performance will be measured for the fiscal year ended December 31, 2014, but the payout will be calculated using the days January 1, 2013 through February 28, 2015, or 789 days. The payout will be calculated as a pro-rated portion out of the total days in the 2013-2015 cycle applied to 60% of the performance stock units plus a pro-rated portion of the total days in the 2013-2017 cycle applied to 40% of the performance stock units. The total combined number of performance stock units for the two cycles shall be rounded to the nearest whole share using standard rounding conventions.

As a further example, if the CIC is on July 1, 2016, performance will be measured for the fiscal year ended December 31, 2015, but the payout will be calculated using the days January 1, 2013 through June 30, 2016, or 1277 days. The payout will be calculated as a pro-rated portion out of the total days in the 2013-2017 cycle applied to 40% of the performance stock units. No portion of the performance stock units allocated to the 2013-2015 cycle will be considered earned upon the CIC under this provision because that performance cycle was competed prior to the CIC. The total number of performance stock units for the cycle shall be rounded to the nearest whole share using standard rounding conventions.

(c)	If the Committee determines that the performance goals have not been met at least at the applicable CIC Threshold as of the last day of the fiscal year preceding the CIC, the performance stock units will be earned at fifty-percent (50%) of the applicable target on a pro rata basis in proportion to the number of days completed prior to the CIC as compared to the number of days in each remaining performance cycle (2013-2015 and 2013-2017).

(d)	In the event that a CIC occurs prior to or on December 31, 2013, the performance stock units will be earned at fifty-percent (50%) of the target for the year 2013 on a pro rata basis in proportion to the number of days completed prior to the CIC as compared to the number of days in each remaining performance cycle (2013-2015 and 2013-2017).

(e)	The performance stock units that are earned upon the CIC pursuant to this provision will vest and be settled upon the CIC, subject to the participant’s continued employment through the closing of the CIC. Those performance stock units that do not become earned and vested upon the CIC will be automatically terminated without the payment of any consideration therefor.

Section 280G of the Code. In the event that the performance stock units, together with other benefits otherwise payable to a participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the participant’s benefits under the performance stock units shall be either:

(a)	delivered in full or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Corporation and the participant otherwise agree in writing, any determination required under this provision shall be made in writing by the Corporation’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the participant and the Corporation for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated hereby. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

Section 409A of the Code. To the extent applicable, it is intended that this LTIP and the performance stock units granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Section 162(m) of the Code. The Committee has the discretion to change the terms and conditions of the LTIP performance stock unit awards as it deems necessary to ensure that the awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code.

Recoupment. Notwithstanding any other provision herein, any recoupment or “clawback” policies adopted by the Committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law shall apply to the LTIP performance stock unit awards and any shares that may be issued pursuant thereto to the extent the Committee provides at the time the policy is adopted.